Exhibit 99.1

News Announcement	For Immediate Release

CONTACT:
B. Caroline Beasley, Chief Financial Officer	Joseph N. Jaffoni, Ratula Roy
Beasley Broadcast Group, Inc.	Jaffoni & Collins Incorporated
239/263-5000; email@bbgi.com	212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP REPORTS THIRD QUARTER

REVENUE OF $33.3 MILLION AND DILUTED EPS OF $0.04

NAPLES, Florida, November 5, 2007 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI), a large- and mid-size market radio broadcaster, today announced operating results for the for the three- and nine-month periods ended September 30, 2007 as summarized below:

Summary of Third Quarter and Year-to-date Results

In millions, except per share data	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006	Change	2007	2006	Change
Net revenue	$33.3	$31.1	7.2%	$98.9	$90.3	9.5%
Operating income	5.1	6.4	(20.8)%	17.2	18.0	(4.3)%
Station operating income (SOI - non-GAAP)	8.5	9.4	(9.4)%	27.5	26.7	2.9%
Net income	1.0	2.4	(58.0)%	4.3	7.2	(40.7)%
Net income per diluted share	$0.04	$0.10	(60.0)%	$0.18	$0.30	(40.0)%
Diluted shares outstanding	23.4	23.9	(2.0)%	23.5	24.2	(2.8)%

The $2.2 million increase in net revenue during the third quarter ended September 30, 2007 compared with the third quarter of 2006 reflects revenue generated from WJBR-FM (Wilmington), which was acquired subsequent to the third quarter of 2006 and increased revenue derived from the Company’s Miami-Ft. Lauderdale market cluster resulting from improved operating performance in the market and the broadcast of Miami Dolphins football games, which were not broadcast in the same period last year. These factors offset revenue declines at seven of the Company’s eleven market clusters.

The $1.3 million decrease in operating income in the 2007 third quarter primarily reflects increases in cost of services and selling, general and administrative expenses primarily due to expenses from KDWN-AM and WJBR-FM; additional expenses at the Company’s Miami-Ft. Lauderdale market cluster due to the football broadcast rights; and, higher expenses at eight of the Company’s eleven market clusters primarily related to programming and promotional activity. Third quarter 2007 operating income also reflects higher corporate general and administrative expenses related to the Company’s ongoing development of interactive support services for its radio stations and severance expense and higher depreciation and amortization expense primarily related to the acquisitions of KDWN-AM and WJBR-FM.

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Beasley Broadcast Group, 11/5/07	page 2

Third quarter 2007 station operating income (SOI), a non-GAAP financial measure, fell $0.9 million from the 2006 third quarter primarily reflecting the higher station operating expenses as percentage of net revenue. The decline in 2007 third quarter net income and net income per diluted share primarily reflects higher overall expenses, and a $1.0 million increase in interest expense due to additional borrowings to partially finance the acquisitions of KDWN-AM and WJBR-FM. This increase was offset by a $1.0 million decline in income tax expense.

On a same-station basis, 2007 third quarter consolidated net revenue was $30.3 million, a 2.1% decrease from $30.9 million in the third quarter of 2006, while SOI was $8.4 million, or 13.9% lower than the same period of 2006.

Please refer to the “Calculation of SOI,” “Reconciliation of SOI to Net Income,” “Calculation of Same Station SOI,” and “Reconciliation of Same Station SOI to Net Income” tables at the end of this announcement for a discussion regarding SOI and related same-station calculations.

Commenting on the results, George G. Beasley, Chairman and Chief Executive Officer, said, “Despite the weak industry environment, Beasley Broadcast Group’s third quarter revenue exceeded the guidance provided at the time we reported second quarter results as we benefited from better than expected performance from our Philadelphia and Fayetteville clusters. We also out-performed the Miami and Philadelphia markets and, in aggregate, our station clusters out-performed their markets on a total spot and national basis. Growth in Miami, our largest revenue market, was led by continued gains at Power 96 and stronger results at our sports station related to our football broadcast rights and related programming. These factors offset general industry softness as well as the expected revenue decline at our Las Vegas cluster. While station operating expenses and SG&A expenses rose due to our new stations, the football broadcast rights in Miami, increased promotion, programming and other costs, cost disciplines remain an important element of our operating strategy and the increases recorded in the third quarter were below the levels provided in our guidance.

“Notwithstanding our 7.2% revenue increase in the period, on a same station basis, as expected, revenues declined 2.1% primarily as a result of recent programming changes at two Las Vegas stations and overall market softness particularly in Fort Myers and the Coastal Carolina markets. Our Las Vegas cluster is in transition following programming and on-air changes at KKLZ-FM and KFRH-FM intended to position the cluster to resume the growth it had been achieving based on the successful country station format launch in 2005.

“With sales and operating improvements achieved in Philadelphia, Miami and several other clusters over the last several years, we remain confident in our ability to deliver gains in future periods based on strategic operational, personnel and programming changes as well as through select acquisitions. In addition, during the third quarter we continued to achieve significant revenue growth from our interactive initiatives. Third quarter interactive revenues accounted for approximately 3.2% of the Company’s total revenue compared with a contribution of approximately 1.8% in the year-ago period.

“Reflecting our ongoing confidence in the industry and the management of our station portfolio, during the third quarter ended September 30, 2007, we remained active in supporting shareholder value and repurchased approximately 58,000 shares of our common stick for a total of $0.5 million representing an average price of $8.10 per share. Since the inception of our repurchase program three years ago, we have repurchased about 1.3 million Beasley Broadcast shares for a total of $11.5 million, while also allocating capital to station improvements and HD Radio™ conversions, strategic station acquisitions, Beasley interactive initiatives and the payment of quarterly dividends.”

Fourth Quarter 2007 Guidance

For the three-month period ending December 31, 2007, the Company anticipates reporting a net revenue decrease of 2% compared to the same period last year. On a same-station basis (excluding revenue derived from the Miami Dolphins broadcast rights) the Company anticipates reporting a net revenue decrease of 6% for the three-month period ending December 31, 2007 compared to the same period last year.

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Beasley Broadcast Group, 11/5/07	page 3

This guidance assumes no material changes in economic conditions or extraordinary events. The Company can give no assurance as to whether these conditions will continue, or if they change, how such changes may affect the Company’s current expectations. While the Company may, from time to time, issue updated guidance, it assumes no obligation to do so.

Conference Call Information

The Company will host a conference call and simultaneous webcast today, November 5, 2007, at 10:00 a.m. ET to discuss its financial results and operations. Both the call and webcast are open to the general public. The dial in number for the conference call is 973/582-2717; please call five minutes in advance to ensure that you are connected prior to the presentation.

Interested parties may also access the live call on the Internet at the Company’s Web site at www.bbgi.com; allow 15 minutes to register and download and install any necessary software. Questions and answers will be reserved for call-in analysts and institutional investors. Following its completion, a replay of the call can be accessed for 5 days on the Internet from the Company’s Web site or for 24 hours via telephone at 973/341-3080 (reservation # 9323394).

Founded in 1961, Beasley Broadcast Group, Inc. is a radio broadcasting company that owns or operates 44 stations (27 FM and 17 AM) located in eleven large- and mid-size markets in the United States.

Definitions

Station Operating Income (SOI) consists of net revenue less station operating expenses. We define station operating expenses as cost of services and selling, general and administrative expenses.

Same-station results compare stations operated by the Company throughout all periods presented in the following tables. They exclude the operating results from KDWN-AM in Las Vegas, which was acquired during the third quarter of 2006, WJBR-FM in Wilmington which was operated by the Company under a local marketing agreement and included in operations from the beginning of the fourth quarter of 2006, and KBET-AM in Las Vegas which was acquired during the first quarter of 2007. Third quarter 2007 same-station results also exclude the operating results from the program rights contract to broadcast the Miami Dolphins games. Fourth quarter 2007 same station net revenue guidance only excludes the anticipated benefit of the program rights contract to broadcast the Miami Dolphins games and KBET-AM in Las Vegas (as the company operated both KDWN-AM and WJBR-FM for the entire fourth quarter of 2006).

SOI and same-station SOI are financial measures of performance that are not calculated in accordance with U.S. generally accepted accounting principles, which we refer to as GAAP. We use these non-GAAP financial measures for internal budgeting purposes. We also use SOI to make decisions as to the acquisition and disposition of radio stations. SOI and same-station SOI excludes corporate-level costs and expenses and depreciation and amortization, which may be material to an assessment of the Company’s overall operating performance. Management compensates for this limitation by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of the Company’s operating performance. Moreover, the corresponding amounts of the non-cash and corporate-level costs and expenses excluded from the calculation are available to investors as they are presented on our statements of operations contained in our periodic reports filed with the Securities and Exchange Commission (SEC).

While the Company recognizes that because SOI is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures employed by other companies, SOI is a measure widely used in the radio broadcast industry. Management believes that SOI provides meaningful information to investors because it is an important measure of how effectively we operate our business (i.e., operate radio stations) and assists investors in comparing our operating performance with that of other radio companies. We also believe that providing SOI on a same-station basis is a useful measure of our performance because it presents SOI before the impact of any acquisitions or dispositions completed during the relevant periods. This allows investors to measure the performance of radio stations we owned and operated during the entirety of two operating periods being compared.

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Beasley Broadcast Group, 11/5/07	page 4

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends,” “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in our reports filed with the SEC including in our Annual Report on Form 10-K for the year ended December 31, 2006. Readers should note that forward-looking statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including: economic and regulatory changes, the effect of radio station acquisitions or dispositions that we may make, the loss of key personnel, a downturn in the performance of our radio stations, our substantial debt levels and changes in the radio broadcast industry generally. Our actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” of our SEC filings, including but not limited to annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of August 02, 2007, and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

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Beasley Broadcast Group, 11/5/07	page 5

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net revenue	$33,285,701	$31,056,757	$98,897,353	$90,341,576

Costs and expenses:
Cost of services (including stock-based compensation and excluding depreciation and amortization) (1) (2)	12,501,619	10,824,115	35,428,293	31,494,046
Selling, general and administrative (including stock-based compensation) (1) (3)	12,240,981	10,804,085	36,012,966	32,154,350
LMA fees	—	—	159,084	—
Corporate general and administrative (including stock-based compensation) (4)	2,671,256	2,297,060	7,728,012	6,604,417
Depreciation and amortization	786,352	708,863	2,330,242	2,071,815

Total costs and expenses	28,200,208	24,634,123	81,658,597	72,324,628
Operating income	5,085,493	6,422,634	17,238,756	18,016,948
Interest expense	(3,583,319)	(2,576,050)	(10,487,802)	(6,344,977)

Loss on extinguishment of long-term debt	—	—	(366,599)	—
Other non-operating expenses	(6,750)	(33,236)	(28,786)	(58,704)
Interest income	115,887	142,132	333,123	376,911
Other non-operating income	5,500	—	235,862	32,699

Income before income taxes	1,616,811	3,955,480	6,924,554	12,022,877
Income tax expense	624,089	1,590,171	2,672,878	4,857,242

Net income	$992,722	$2,365,309	$4,251,676	$7,165,635

Basic and diluted net income per share:	$0.04	$0.10	$0.18	$0.30

Basic common shares outstanding	23,336,926	23,843,630	23,370,164	24,000,995

Diluted common shares outstanding	23,434,397	23,907,978	23,496,804	24,180,408

(1)	We refer to “Cost of services,” and “Selling, general and administrative” together as “station operating expenses” for the “Calculation of SOI” and “Reconciliation of SOI to Net Income” below.
(2)	Includes stock-based compensation of $(2,239) and $3,309 for the three months ended September 30, 2007 and 2006, respectively and $906 and $7,150 for the nine months ended September 30, 2007 and 2006, respectively.
(3)	Includes stock-based compensation of $33,066 and $73,194 for the three months ended September 30, 2007 and 2006, respectively and $189,613 and $166,120 for the nine months ended September 30, 2007 and 2006, respectively.
(4)	Includes stock-based compensation of $545,586 and $555,086 for the three months ended September 30, 2007 and 2006, respectively and $1,675,150 and $1,381,889 for the nine months ended September 30, 2007 and 2006, respectively.

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Beasley Broadcast Group, 11/5/07	page 6

Selected Balance Sheet Data - Unaudited

(in thousands)

	September 30, 2007	December 31, 2006
Cash and cash equivalents	$6,090	$8,546
Working capital	22,816	20,341
Total assets	341,463	297,968
Long term debt, less current installments	193,375	150,625
Total stockholders’ equity	86,336	87,592

Selected Statement of Cash Flows Data - Unaudited

(in thousands)

	Nine Months Ended September 30,
	2007	2006
Net cash provided by operating activities	$13,236	$16,472
Net cash used in investing activities	(46,977)	(23,190)
Net cash provided by financing activities	31,284	3,071
Net decrease in cash and cash equivalents	(2,457)	(3,647)

Calculation of SOI - Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net revenue	$33,285,701	$31,056,757	$98,897,353	$90,341,576
Station operating expenses	(24,742,600)	(21,628,200)	(71,441,259)	(63,648,396)

SOI	$8,543,101	$9,428,557	$27,456,094	$26,693,180

Reconciliation of SOI to Net Income - Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
SOI	$8,543,101	$9,428,557	$27,456,094	$26,693,180
LMA fees	—	—	(159,084)
Corporate general and administrative	(2,671,256)	(2,297,060)	(7,728,012)	(6,604,417)
Depreciation and amortization	(786,352)	(708,863)	(2,330,242)	(2,071,815)
Interest expense	(3,583,319)	(2,576,050)	(10,487,802)	(6,344,977)
Loss on extinguishment of long-term debt	—	—	(366,599)	—
Other non-operating expenses	(6,750)	(33,236)	(28,786)	(58,704)
Interest income	115,887	142,132	333,123	376,911
Other non-operating income	5,500	—	235,862	32,699
Income tax expense	(624,089)	(1,590,171)	(2,672,878)	(4,857,242)

Net income	$992,722	$2,365,309	$4,251,676	$7,165,635

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Beasley Broadcast Group, 11/5/07	page 7

Calculation of Same-Station SOI

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Reported net revenue	$33,285,701	$31,056,757	$98,897,353	$90,341,576
Acquired stations and Miami Dolphins broadcast rights fees	(3,012,832)	(135,272)	(7,407,247)	(135,272)

Same-station net revenue	$30,272,869	$30,921,485	$91,490,106	$90,206,304

Reported station operating expenses	$24,742,600	$21,628,200	$71,441,259	$63,648,396
Acquired stations and Miami Dolphins broadcast rights fees	(2,852,420)	(438,632)	(5,990,034)	(438,632)

Same-station operating expenses	$21,890,180	$21,189,568	$65,451,225	$63,209,764

Same-station net revenue	$30,272,869	$30,921,485	$91,490,106	$90,206,304
Same-station operating expenses	21,890,180	21,189,568	65,451,225	63,209,764

Same-station SOI	$8,382,689	$9,731,917	$26,038,881	$26,996,540

Reconciliation of Same-Station SOI to Net Income - Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Same Station SOI	$8,382,689	$9,731,917	$26,038,881	$26,996,540
Same station net revenue adjustment	3,012,832	135,272	7,407,247	135,272
Same station operating expenses adjustment	(2,852,420)	(438,632)	(5,990,034)	(438,632)
LMA fees	—	—	(159,084)	—
Corporate general and administrative	(2,671,256)	(2,297,060)	(7,728,012)	(6,604,417)
Depreciation and amortization	(786,352)	(708,863)	(2,330,242)	(2,071,815)
Interest expense	(3,583,319)	(2,576,050)	(10,487,802)	(6,344,977)
Loss on extinguishment of long-term debt	—	—	(366,599)	—
Other non-operating expenses	(6,750)	(33,236)	(28,786)	(58,704)
Interest income	115,887	142,132	333,123	376,911
Other non-operating income	5,500	—	235,862	32,699
Income tax expense	(624,089)	(1,590,171)	(2,672,878)	(4,857,242)

Net income	$992,722	$2,365,309	$4,251,676	$7,165,635

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